Exhibit 99.1

Contact:	Media:	Investors:
	Brian Henry	John Elicker
	Corporate Communications	Investor Relations
	609-252-3337	212 546-3775
	brian.henry@bms.com	john.elicker@bms.com

BRISTOL-MYERS SQUIBB NAMES LOUIS J. FREEH

TO BOARD OF DIRECTORS

NEW YORK (September 13, 2005) — Bristol-Myers Squibb Company (NYSE: BMY) today announced that its Board of Directors has elected Louis J. Freeh, Vice Chairman of MBNA America Bank, N.A., to the Board. His appointment is effective today.

Mr. Freeh, 55, has served as Vice Chairman of MBNA, a Fortune 200 company, since September 2001. He is also the General Counsel for the Bank and MBNA Corporation, Corporate Secretary and Ethics Officer.

Prior to joining MBNA, Mr. Freeh enjoyed a long and distinguished career in public service and law enforcement, beginning as a Special Agent with the Federal Bureau of Investigation, where he held positions of increasing responsibility. He was later appointed a United States District Judge for the Southern District of New York by President George H.W. Bush and served in this role until he was confirmed by the U.S. Senate as Director of the FBI, having been nominated by President Bill Clinton, a position he held for approximately eight years before retiring to join MBNA.

Mr. Freeh graduated Phi Beta Kappa from Rutgers College, received a J.D. degree from Rutgers Law School and an LL.M degree in criminal law from New York University Law School. He is a member of the New York, New Jersey and District of Columbia bars.

“Louis’s solid and broad background in business and government make him an outstanding addition to our Board,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb.

James D. Robinson III, chairman of Bristol-Myers Squibb added, “We all look forward to working with Louis and benefiting from his experience and wisdom.”

Bristol-Myers Squibb is a global pharmaceutical and related healthcare products company whose mission is to extend and enhance human life.

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